Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FASTLY, INC.

FASTLY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

ONE:     The name of the corporation is Fastly, Inc. (the “Company”).

TWO:     The original name of the Company is SkyCache, Inc. and the date of filing the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was March 2, 2011.

THREE:     Article IV(D)(1)(d) of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in full as follows:

“(d) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earlier to occur following the IPO of (i) the first trading day falling nine months after the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) the date specified by affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock, voting as a single class, or (iii) the first trading day falling seven years after the Effective Time.”

FOUR:     This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:     This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL by the stockholders of the Company.

SIX:      All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect

[Signature Page Follows]

IN WITNESS WHEREOF, FASTLY, INC. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Financial Officer this 10th day of June, 2020.

FASTLY, INC.

By:	/s/ Adriel Lares
ADRIEL LARES
Chief Financial Officer